July 21, 1998



Mr. Lawrence L. Watts
Kaiser Aluminum & Chemical Corporation
5847 San Felipe, Suite 2600
Houston, Texas 77057

Dear Larry:

     As we have discussed, your skills in leading and implementing constructive change in behaviors, management processes, and organizational focus and culture, as well as your intuitive and pragmatic ability to drive change in ways that reflect understanding of both business strategy and organizational and human dynamics, have been important to Company. However, as a result of the progress the Company has made through your efforts and the progress we expect to make during the remainder of the year, we have agreed that it should be possible to formally eliminate your position as of December 31, 1998. Having said that, it will be important to have yours skills, knowledge and experience available to the leadership of the Company on an enthusiastic and committed full-time basis through the end of the year. During that period, as a member of senior leadership, you will continue to work closely with me and other senior officers of the Company.

     While we jointly believe that it should be possible to formally eliminate your position, retaining the continued availability of your skills and experience after your termination as a full time employee is also important to the Company. Consequently, the Company wishes to retain your services as a consultant for a period of twelve months following elimination of your position and termination of your regular employment with the Company, and you have agreed to make your services available.
The Company may or may not utilize your services fully throughout this period, but in recognition of both your willingness to hold yourself available to the Company through this period and your agreement not to compete with the Company or its businesses through June 30, 2000, a retainer as discussed below will be paid following the termination of your regular employment with the Company.

     In consideration of your willingness to commit to the terms of this agreement, and in recognition of the resulting elimination of your position and termination of your employment with the Company, we agree and acknowledge that:

1. Your position will be phased out over a period that will continue through December 31, 1998, and unless another position has been offered which you have agreed to accept at that time, your employment with the Company and service as an officer of the Company and its affiliates will terminate December 31, 1998. At that time you will be granted a full early retirement consistent with normal practices in such circumstances.

2. You will be given eighteen months severance to be paid at the time of termination but no later than December 31, 1998.

3. You will continue to participate in the 1996-1998 and 1997-1999 long term executive incentive programs on a pro rata basis through the date of your departure, but will not participate in the 1998 short term executive incentive program or any long term executive incentive program with a performance period beginning in or after 1998. In lieu of your participation in those programs and in consideration of the commitments you are making in this agreement you will receive a supplemental non-recurring 1998 annual incentive payment in an amount to be determined and mutually agreed by the Company and you. This amount will insofar as possible to reflect an incentive amount appropriate to the way in which others in senior management have been treated.

4. The payments and benefits set forth above will be subject to applicable federal, state and local taxes, and all other deductions required by law and consistent with the Company's normal practices in such circumstances.

5. The Company will enter into a consulting arrangement for your services commencing upon the date of your termination.
     Compensation will be paid in the form of a retainer at a monthly rate equal to your base pay prior to your termination of employment.

     This agreement contains the entire understanding between you and the Company with respect to your employment with, and separation from, the Company and supersedes and cancels all prior or contemporaneous communications, agreements and understandings between you and the Company, whether written or oral. Any modifications or amendments to this agreement will be effective only if they are in writing and signed by the Company and you.

     Please acknowledge your acceptance of this agreement and its terms in the space provided below. Upon execution, this agreement shall be effective as of May 31, 1998.


                                   Very truly yours,

                                   /s/ George T. Haymaker, Jr.

                                   George T. Haymaker, Jr.
                                   Chairman and Chief Executive
                                    Officer

Agreed and accepted:

/s/ Lawrence L. Watts

Lawrence L. Watts
July 21, 1998